UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2023

VISIUM TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Florida	000-25753	87-0449667
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4094 Majestic Lane, Suite 360Fairfax, Virginia 22033

(Address of principal executive offices, including zip code)

(703) 273-0383

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01 Entry into a Material Definitive Agreement.

1800 Diagonal Lending Loan

On June 1, 2023, we entered into a Securities Purchase Agreement with 1800 Diagonal Lending, LLC, an accredited investor (“the Lender”), pursuant to which the Lender made a loan to us, evidenced by promissory note in the principal amount of $52,805 (the “Note”). An original issue discount of 15% ($8,055) was applied on the issuance date, and the Company reimbursed the Investor for expenses for legal fees and due diligence of $4,250, resulting in net loan proceeds to us of $40,000. In addition, a one-time interest charge of 17% ($8,976) was applied on the issuance date. Accrued, unpaid Interest and outstanding principal, subject to adjustment, is required to be paid in eight (8) payments; the initial six (6) payments in the amount of $9,963.50; with the final two (2) payments in the amount of $1,000.00 (a total payback to the Holder of $61,781.00). The loan closed on June 1, 2023.

The Company has the right to prepay the Note at any time with no prepayment penalty.

Upon the occurrence and during the continuation of any Event of Default, the Note shall become immediately due and payable and we will be obligated to pay to the Lender, in full satisfaction of our obligations, an amount equal to 150% times the sum of (w) the then outstanding principal amount of the Note plus (x) accrued and unpaid interest on the unpaid principal amount of the Note to the date of payment plus (y) default interest, if any, at the rate of 22% per annum on the amounts referred to in clauses (w) and/or (x) plus (z) any amounts owed to the Holder pursuant to the conversion rights referred to below.

Following a default, the Lender may in its option, convert the outstanding principal and interest on the Note into shares of our common stock at a conversion price per share equal to 58% of the lowest trading price for the common stock during the twenty (20) trading days prior to the conversion date. We agreed to reserve a number of shares of our common stock equal to 6 times the number of shares of common stock which may be issuable upon conversion of the Note at all times.

The Note provides for standard and customary events of default such as failing to timely make payments under the Note when due, the failure of the Company to timely comply with the Securities Exchange Act of 1934, as amended, reporting requirements and the failure to maintain a listing on the OTC Markets. The interest rate on the Note increases to 22% upon the occurrence of an event of default. The Note also contains customary positive and negative covenants. The Note includes penalties and damages payable to the Lender in the event we do not comply with the terms of the Note, including in the event we do not issue shares of common stock to the Lender upon conversion of the Note within the time periods set forth therein. Additionally, upon the occurrence of certain defaults, as described in the Note, we are required to pay the Lender liquidated damages in addition to the amount owed under the Note.

At no time may the Note be converted into shares of our common stock if such conversion would result in the Lender and its affiliates owning an aggregate of in excess of 4.99% of the then outstanding shares of our common stock.

In the event that the Note is not repaid and the Lender declares a default, our shareholders may suffer significant dilution if, and to the extent that, the balance of the Note is converted into common stock.

The description of the Note and Securities Purchase Agreement above is not complete and is qualified in its entirety by the full text of the Note and Securities Purchase Agreement, filed herewith as Exhibits 10.2 and 10.1, respectively, which are incorporated by reference in this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

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The information set forth in Item 1.01 of this Current Report on Form 8-K relating to the Warrant is incorporated by reference in its entirety into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

As described above in Item 1.01, which disclosures are incorporated by reference in this Item 3.02 in their entirety, on May 11, 2023, we issued the Lender the Note in the principal amount of $52,805. The Note is convertible into our common stock at a discount to the trading price of our common stock, as described in greater detail above.

We claim an exemption from registration for the issuance of the Note and the shares of our common stock issuable upon exercise or conversion thereof pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506(b) of Regulation D thereunder, since the foregoing issuances did not involve a public offering, the recipients were (i) “accredited investors”; and/or (ii) had access to similar documentation and information as would be required in a Registration Statement under the Securities Act, and the recipients represented that they acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities were offered without any general solicitation by us or our representatives. No underwriters or agents were involved in the foregoing issuances, and we paid no underwriting discounts or commissions. The securities sold are subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.:	Description:
4.1*	Form of Convertible Promissory Note
10.1*	Form of Securities Purchase Agreement

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISIUM TECHNOLOGIES, INC.

Date: June 7, 2023	By:	/s/ Mark Lucky
Mark Lucky
Chief Executive Officer

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